UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        July 2000

   5.   If Amendment, Date of Original (Month/Year):

        July 2000

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person



               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned




                                                                                  5. Amount
                                                                                      of
                                                                                  Securities  6.  Owner-
                                                                                   Benefi-    ship Form:
                   2. Trans-                                                        cially    Direct (D)   7.  Nature of
                    action       3. Trans-          4.  Securities Acquired        Owned at       or          Indirect
     1.  Title of    Date          action                    (A) or              End of Month  Indirect      Beneficial
       Security    (Month /         Code                Disposed of (D)         (Instr. 3 and    (I)         Ownership
      (Instr. 3)   Day/Year)     (Instr. 8)           (Instr. 3, 4 and 5)             4)      (Instr. 4)     (Instr. 4)
      ----------  ----------     ----------           --------------------       -----------  ----------     ----------
                             Code       V       Amount    (A)or(D)      Price
                             ----       --      ------    --------      -----
     Class A      07/18/2000 S(1)              115,781       D       $21.625(1)   2,284,303      I          By Richard Anthony
     Common                                                                                                 Lumpkin 1990
     Stock                                                                                                  Personal Income
                                                                                                            Trust for the
                                                                                                            Benefit of
                                                                                                            Elizabeth L. Celio
                                                                                                            dated April 20,
                                                                                                            1990

                  07/18/2000 S(1)              115, 781    D         $21.625(1)   2,284,303      I          By Richard Anthony
                                                                                                            Lumpkin 1990
                                                                                                            Personal Income
                                                                                                            Trust for the
                                                                                                            Benefit of
                                                                                                            Benjamin Iverson
                                                                                                            Lumpkin dated
                                                                                                            April 20, 1990

                                                                                  1,852,890      I          By Trust named for
                                                                                                            Elizabeth L. Celio
                                                                                                            created under the
                                                                                                            Mary Green Gallo
                                                                                                            Trust Agreement
                                                                                                            dated December 29,
                                                                                                            1989

                                                                                  1,852,890      I          By Trust named for
                                                                                                            Benjamin I.
                                                                                                            Lumpkin created
                                                                                                            under the Mary
                                                                                                            Green Gallo Trust
                                                                                                            Agreement dated
                                                                                                            December 29, 1989

                                                                                    327,828      I          By Richard Adamson
                                                                                                            Lumpkin
                                                                                                            Grandchildren's
                                                                                                            Trust dated
                                                                                                            September 5, 1980
                                                                                                            for the benefit of
                                                                                                            Elizabeth L. Celio




                                                                                  5. Amount
                                                                                      of
                                                                                  Securities  6.  Owner-
                                                                                   Benefi-    ship Form:
                   2. Trans-                                                        cially    Direct (D)   7.  Nature of
                    action       3. Trans-          4.  Securities Acquired        Owned at       or          Indirect
     1.  Title of    Date          action                    (A) or              End of Month  Indirect      Beneficial
       Security    (Month /         Code                Disposed of (D)         (Instr. 3 and    (I)         Ownership
      (Instr. 3)   Day/Year)     (Instr. 8)           (Instr. 3, 4 and 5)             4)      (Instr. 4)     (Instr. 4)
      ----------  ----------     ----------           --------------------       -----------  ----------     ----------
                             Code       V       Amount    (A)or(D)      Price
                             ----       --      ------    --------      -----
                                                                                    327,828      I          By Richard Adamson
                                                                                                            Lumpkin
                                                                                                            Grandchildren's
                                                                                                            Trust dated
                                                                                                            September 5, 1980
                                                                                                            for the benefit of
                                                                                                            Benjamin I.
                                                                                                            Lumpkin

                                                                                  1,866,762      I          By Gail G. Lumpkin
                                                                                                            Trust dated
                                                                                                            December 14, 1985

                                                                                     10,932      I          By Richard Anthony
                                                                                                            Lumpkin Trust
                                                                                                            under the Trust
                                                                                                            Agreement dated
                                                                                                            February 6, 1970

                                                                                     19,800      D(2)






                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                        9.        10.
                     2.                          5.                                                   Number    Owner-
                   Conver-                     Number                                                   of       ship
                    sion                      of Deriv-                                               Deri-     Form of     11.
                     or                         ative                                                 vative    Deriva-   Nature
           1.       Exer-                      Secur-                          7.                    Securi-     tive     of In-
         Title      cise      3.                ties           6.            Title           8.        ties    Security:  direct
           of       Price   Trans-    4.      Acquired        Date            and          Price     Benefi-    Direct     Bene-
        Deriva-      of     action  Trans-     (A) or     Exercisable      Amount of         of       cially      (D)     ficial
          tive      Deri-    Date   action    Disposed     and Expir-      Underlying     Deriva-    Owned at   or In-    Owner-
         Secur-    vative  (Month/   Code      of (D)        ation         Securities       tive      End of    direct     ship
          ity      Secur-    Day/   (Instr.  (Instr. 3,   Date (Month/     (Instr. 3      Security    Month       (I)     (Instr.
       (Instr. 3)    ity    Year)     8)      4 and 5)     Day/ Year)        and 4)      (Instr. 5) (Instr. 4)(Instr. 4)    4)
       ----------  ------   ------ --------  ----------   ------------     ----------    ---------  ---------- ---------  -------
                                                         Date
                                                         Exer-  Expir-           Amount or
                                                         cis-   ation            Number of
                                   Code  V    (A)   (D)  able    Date    Title    Shares
                                   --------  ----  ----  -----  -----    ----    ---------
     Employee        $5.875                               (1)  9/25/07  Class A   240,000           240,000    D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy)

     Employee         $5.75                               (2)  12/22/07 Class A    30,000           30,000     D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy)

     Employee        $4.958                               (3)  12/31/08 Class A   240,000           240,000    D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy)

     Employee       $17.521                               (4)   1/7/10  Class A    75,000           75,000     D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy)

     Employee        $4.083                               (5)  9/24/07  Class A    94,500           94,500     D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy)

     Employee        $4.042                               (6)  12/22/07 Class A    22,500           22,500     D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy)

     Employee        $4.958                               (7)  12/31/08 Class A    22,500           22,500     D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy)

     Employee       $20.458                               (8)  4/21/10  Class A    15,000           15,000     D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy)





   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) The trust contributed MCLD common stock to an exchange fund in exchange for shares of the exchange fund. The MCLD common stock was valued at $21.625 for the purpose of determining the number of shares of the exchange fund issuable to the trust.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.


        Explanation of footnotes to Table II:

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.


        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (4) The employee stock option dated 1/7/2000 vests in full on January 7, 2003.

        The following derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (5) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (6) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (7) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

        (8) The employee stock option dated 4/21/2000 vests in four equal installments beginning on April 21, 2001.




   SIGNATURE OF REPORTING PERSON:

   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact

   DATE: November __, 2000
                          JOINT FILER INFORMATION:

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: July 2000


   Signature: Steven L. Grissom
              Individually and as trustee of the
              Personal Income Trusts